Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occf-jfwbk@joelefrank.com	occf-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit and Net Income

ROANOKE, VA, March 17, 2011 — Optical Cable Corporation (Nasdaq GM: OCCF) (“OCC®” or the “Company”) today announced financial results for its fiscal first quarter ended January 31, 2011.

The Company reported increases in net sales, gross profit and net income for the first quarter of fiscal year 2011 when compared to the same period last year.

First Quarter 2011 Financial Results

OCC recorded net income attributable to the Company of $402,000, or $0.06 per basic and diluted share, for the first quarter of fiscal year 2011, compared to a net loss attributable to the Company of $316,000, or $0.05 per basic and diluted share, for the first quarter of fiscal year 2010.

Consolidated net sales increased 18.0% to $17.7 million for the first quarter of fiscal year 2011 compared to net sales of $15.0 million for the comparable period in fiscal year 2010. Net sales increased in both the Company’s commercial and specialty markets during the first quarter of fiscal year 2011 compared to the same period last year.

Gross profit increased 16.8% to $6.4 million in the first quarter of fiscal year 2011, compared to $5.5 million for the first quarter of fiscal year 2010. Gross profit margin, or gross profit as a percentage of net sales, decreased slightly to 36.3% in the first quarter of fiscal year 2011 from 36.7% in the first quarter of fiscal year 2010.

OCC achieved these increases in net sales and gross profit while simultaneously reducing expenses. Specifically, selling, general and administrative expenses decreased 1.1% during the first quarter of fiscal year 2011 compared to the same period last year.

Optical Cable Corp. – First Quarter 2011 Earnings Release

The Company again generated positive cash flow from operating activities—with net cash provided by operating activities of $1.2 million in the first quarter of fiscal year 2011. OCC also paid off the $700,000 balance of its revolving credit facility during the first quarter of fiscal year 2011, resulting in $6.0 million in unused and available credit under this facility.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We started fiscal year 2011 by building on the momentum OCC achieved during the second half of our last fiscal year. Our first quarter results reflect the improved capabilities of OCC’s fully integrated sales force as well as effective integration of the companies we have acquired. We are experiencing favorable demand for our comprehensive suite of products across our diverse customer base and we are continuing to focus on maintaining operational discipline and controlling costs.”

Mr. Wilkin added, “We are pleased to have once again achieved positive cash flow from operations and strengthened our financial position by paying down indebtedness. During the first quarter we also declared our second quarterly dividend. We look forward to providing further tangible returns to shareholders, in the form of the quarterly dividend, while we continue to execute on our plan to drive sustainable growth, customer satisfaction and shareholder value creation.”

Conference Call Information

As previously announced, OCC will host a conference call today, Thursday, March 17, 2011, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through March 24, 2011 by dialing (800) 642-1687 or (706) 645-9291, pass code 50794088. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

As in the past, OCC will answer questions from analysts and fund investors during the conference call. OCC also invites individual investors to submit questions in advance of the conference call. Questions should be submitted in writing to occf-jfwbk@joelefrank.com by 9:00 a.m. Eastern Time today, Thursday, March 17, 2011.

Company Information

Optical Cable Corporation (“OCC”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies.

OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Optical Cable Corp. – First Quarter 2011 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC®”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from our expectations, and furthermore, such variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. Factors that could cause or contribute to such differences from our expectations or could adversely affect the Company include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; our dependence on customized equipment for the manufacture of our products and a limited number of production facilities; our ability to protect our proprietary manufacturing technology; our ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; our dependence on a limited number of suppliers; the loss of, or conflict with, one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against us; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting us; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to our product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully complete the integration of the operations of companies acquired; the impact of changes in accounting policies and related costs of compliance, including changes by the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB), the Financial Accounting Standards Board (FASB), and/or the International Accounting Standards Board (IASB); our ability to continue to successfully comply with, and the cost of

Optical Cable Corp. – First Quarter 2011 Earnings Release

compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to us; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs, including our direct and indirect costs of compliance with such laws and regulations; the impact of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and any revisions to those acts that apply to us and the related legislation and regulation associated with those acts, which directly or indirectly results in increases to our costs; the impact of changes in state or federal tax laws and regulations increasing our costs; impact of future consolidation among competitors and/or among customers adversely affecting our position with our customers and/or our market position; actions by customers adversely affecting us in reaction to the expansion of our product offering in any manner, including, but not limited to, by offering products that compete with our customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of ours; voluntary or involuntary delisting of the Company’s capital stock from any exchange on which it is traded; the deregistration by the Company from SEC reporting requirements, as a result of the small number of holders of the Company’s capital stock; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the ownership or management of the Company; the additional costs of considering and possibly defending our position on such unsolicited proposals; impact of weather or natural disasters in the areas of the world in which we operate, market our products and/or acquire raw materials; an increase in the number of the Company’s capital stock issued and outstanding; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which we operate and market our products; and our success in managing the risks involved in the foregoing. The foregoing is not intended to be complete and the Company is subject to other variables, uncertainties, contingencies and risks than those set forth above.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended
	January 31,
	2011	2010

Net sales	$17,713	$15,007
Cost of goods sold	11,288	9,506

Gross profit	6,425	5,501

SG&A expenses	5981	6,049
Royalty income, net	(161)	(246)
Amortization of intangible assets	108	147

Income (loss) from operations	497	(449)

Interest expense, net	(150)	(145)
Other, net	31	(7)

Other expense, net	(119)	(152)

Income (loss) before income taxes	378	(601)

Income tax expense (benefit)	39	(222)

Net income (loss)	$339	$(379)

Net loss attributable to noncontrolling interest	(63)	(63)

Net income (loss) attributable to OCC	$402	$(316)

Net income (loss) attributable to OCC per share:
Basic and diluted	$0.06	$(0.05)

Weighted average shares outstanding:
Basic and diluted	6,259	5,860

—MORE—

Optical Cable Corp. – First Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31,	October 31,
	2011	2010
Cash and cash equivalents	$2,374	$2,522
Trade accounts receivable, net	10,600	10,660
Inventories	14,424	14,423
Other current assets	2,863	3,062

Total current assets	30,261	30,667
Non-current assets	14,276	14,624

Total assets	$44,537	$45,291

Current liabilities	$7,527	$7,762
Non-current liabilities	9,191	9,949

Total liabilities	16,718	17,711
Total shareholders’ equity attributable to OCC	28,159	27,857
Noncontrolling interest	(340)	(277)

Total shareholders’ equity	27,819	27,580

Total liabilities and shareholders’ equity	$44,537	$45,291

###